UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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OCEANEERING INTERNATIONAL, INC.

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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3011

March 24, 2006
Dear Shareholder:
     You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 12, 2006, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3011.
     On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2005 is enclosed.
     I hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
     Thank you for your interest in Oceaneering.
Sincerely,
John R. Huff
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROPOSAL 2
SHAREHOLDER PROPOSALS
TRANSACTION OF OTHER BUSINESS

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 12, 2006

To the Shareholders of Oceaneering International, Inc.:
     The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 12, 2006, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041-3011, to consider and take action on the following:
•	election of two Class II directors as members of the Board of Directors of Oceaneering to serve until the 2009 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2006 (Proposal 2); and

•	transaction of such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
     The Board of Directors recommends a vote in favor of Proposal 1 and Proposal 2.
     The close of business on March 20, 2006 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
     Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting by telephone or over the Internet.

By Order of the Board of Directors,

George R. Haubenreich, Jr.
Senior Vice President, General Counsel
and Secretary
March 24, 2006

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
     Only shareholders of record at the close of business on March 20, 2006 will be entitled to notice of, and to vote at, the meeting. As of that date, 26,838,519 shares of our Common Stock, $.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about March 24, 2006. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
     The accompanying proxy is solicited on behalf of our Board of Directors for use at our annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Shareholder Communications, Inc. to solicit proxies at a fee estimated at $7,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of Common Stock.
     The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, and FOR Proposal 2 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2006.
Methods of Voting
•	Voting by Mail — You may sign, date and return your proxy cards in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.

•	Voting by Telephone or the Internet — If you have stock certificates issued in your own name, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.
     The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
     If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Revocability of Proxies
     If you have certificates issued in your own name, and you vote by proxy, mail, the Internet or telephone, you may later revoke your proxy instructions by:
•	sending a written statement to that effect to our Corporate Secretary at P. O. Box 40494, Houston, Texas 72240-0494, the mailing address for the executive offices of Oceaneering;

•	submitting a proxy card with a later date signed as your name appears on the stock certificate;

•	voting at a later time by telephone or the Internet; or

•	voting in person at the Annual Meeting.
     If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
PROPOSAL 1
Election of Directors
     Our Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently two members of each class. The members of each class serve for three years following their election, with one class being elected each year.
     Two Class II directors are to be elected at the 2006 Annual Meeting. In accordance with our bylaws, directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be counted in the election. The Class II directors will serve until the 2009 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes I and III will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2008 and 2007, respectively.
     The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if either nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
     Set forth below is information (ages are as of May 12, 2006) with respect to the nominees for election as directors of Oceaneering.
Nominees — 2006 — Class II Directors:

		Director
Name and Business Experience	Age	Since
Jerold J. DesRoche	69	2003

Mr. DesRoche has been a partner and a director of National Power Company, a privately owned company that owns and operates power generation facilities using waste fuels and renewable energy, since 1991. He served as President and Chief Executive Officer of ABB Combustion Engineering Canada, Inc. from 1988 to 1991. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Oceaneering’s Board.

John R. Huff	60	1986

Mr. Huff has been Chairman of Oceaneering’s Board of Directors since August 1990. He has been a director and Chief Executive Officer of Oceaneering since joining Oceaneering in 1986. He is also a director of BJ Services Company and Suncor Energy, Inc.

Continuing Directors
Set forth below is information (ages are as of May 12, 2006) for those directors whose terms will expire in 2007 and 2008.
2007 — Class III Directors:

		Director
Name and Business Experience	Age	Since
David S. Hooker	63	1973

Mr. Hooker has been Chairman of Ocean Hover Limited, an oilfield hovercraft marketing organization, since January 2004. Previously, he served as Chairman of Goshawk Insurance Holdings PLC, an insurance company, from January 1996 to October 2003. He is also a director of Aminex plc, an oil and gas exploration and production company. He is Chairman of the Audit Committee of Oceaneering’s Board and a member of the Nominating and Corporate Governance Committee of Oceaneering’s Board.

Harris J. Pappas	61	1996

Mr. Pappas has been President of Pappas Restaurants, Inc., a privately owned and operated multi-state restaurant group, since 1983 and Chief Operating Officer and director of Luby’s, Inc., a publicly owned restaurant company, since March 2001. He is Chairman of the Compensation Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board.
2008 — Class I Directors:

		Director
Name and Business Experience	Age	Since
T. Jay Collins	59	2002

Mr. Collins has been President and Chief Operating Officer of Oceaneering since 1998. He served as Executive Vice President – Oilfield Marine Services of Oceaneering from 1995 to 1998 and as Senior Vice President and Chief Financial Officer of Oceaneering from 1993 until 1995.

D. Michael Hughes	67	1970

Mr. Hughes has been owner of The Broken Arrow Ranch and affiliated businesses, which harvest, process and market wild game meats, since 1983. He has been associated with Oceaneering since its incorporation, serving as Chairman of the Board from 1984 to 1990. He is Chairman of the Nominating and Corporate Governance Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board.

Security Ownership of Management and Certain Beneficial Owners
     The following table sets forth the number of shares of Common Stock beneficially owned as of March 15, 2006 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

		Shares Underlying
	Number of	Restricted Stock
Name	Shares (1)	Units (2)	Total
T. Jay Collins	67,750	86,000	153,750
Jerold J. DesRoche	24,000	0	24,000
George R. Haubenreich, Jr.	34,110	38,900	73,010
David S. Hooker	58,000	0	58,000
John R. Huff	153,336	110,000	263,336
D. Michael Hughes	78,458	0	78,458
M. Kevin McEvoy	49,191	42,000	91,191
Marvin J. Migura	33,810	38,900	72,710
Harris J. Pappas	54,000	0	54,000
All directors and officers as a group (21 persons)	667,688	428,100	1,095,788

(1)	Includes the following shares subject to stock options exercisable within 60 days of March 15, 2006: Mr. Collins – 7,500; Mr. DesRoche – 20,000; Mr. Haubenreich – 5,000; Mr. Hooker – 54,000; Mr. Huff – 12,500; Mr. Hughes – 42,000; Mr. McEvoy – 15,000; Mr. Migura – 5,000; Mr. Pappas – 40,000; and all directors and officers as a group – 234,500. Also includes the following shares granted pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. Collins –6,000; Mr. DesRoche – 4,000; Mr. Haubenreich – 3,000; Mr. Hooker – 4,000; Mr. Huff – 12,500; Mr. Hughes – 4,000; Mr. McEvoy – 3,000; Mr. Migura – 3,000; Mr. Pappas – 4,000 and all directors and officers as a group – 50,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), for which the individual has no voting rights until the shares are withdrawn from the 401(k) Plan: Mr. Hughes – 18,852; Mr. McEvoy – 5,191; and all directors and officers as a group – 34,346. At withdrawal, the share equivalents are settled in shares of Common Stock. Each officer and director owns less than 1% of the outstanding Common Stock; all directors and officers as a group own 2.5% of the outstanding Common Stock.

(2)	Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain officers and are subject to vesting. The officers have no voting or investment power over these restricted stock units.

     Listed below are the only persons who, to our knowledge, may be deemed to be a beneficial owner as of March 15, 2006 of more than 5% of the outstanding shares of Common Stock. This information is based on a statement filed with the Securities and Exchange Commission (the “SEC”).

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class (1)
EARNEST Partners, LLC
75 Fourteenth Street, Suite 2300
Atlanta, GA 30309	3,127,450 (2)	11.7

Neuberger Berman, Inc.
605 Third Avenue
New York, NY 10158	1,348,538 (3)	5.0

(1)	The percentages are based on the total number of issued and outstanding shares of Common Stock at March 15, 2006.

(2)	According to a Schedule 13G, dated February 8, 2006, filed with the SEC by EARNEST Partners, LLC, EARNEST Partners, LLC beneficially owned 3,127,450 shares of Common Stock, as of December 31, 2005, of which it had sole voting power over 978,415 shares, shared voting power over 1,215,935 shares and sole dispositive power over 3,127,450 shares.

(3)	According to a Schedule 13G, dated February 14, 2006, filed with the SEC by Neuberger Berman, Inc., Neuberger Berman, LLC beneficially owned 1,348,538 shares of Common Stock as of December 31, 2005. That filing states that Neuberger Berman, Inc. makes the filings since it owns 100% of Neuberger Berman, LLC and Neuberger Management Inc. That filing also states that of the 1,348,538 shares of Common Stock beneficially owned, Neuberger Berman, LLC had sole voting power over 31,450 shares, shared voting power with Neuberger Berman Management Inc. over 872,500 shares and shared dispositive power over 1,348,538 shares. To the extent voting power or dispositive power is shared, the filing indicates it is shared with Neuberger Berman’s mutual fund clients.

Additional Information Relating to Our Board of Directors, Committees of the Board and Corporate Governance
     During 2005, our Board of Directors held six meetings of the full Board and 20 meetings of the committees of the Board. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served. In addition, we have a policy that directors are encouraged to attend the annual meeting. Last year, all of the individuals now serving as directors attended our annual meeting. In 2005, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2006. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (independent members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3011.
     We pay our nonemployee directors, on a quarterly basis, an annual retainer of $30,000. We also pay an annual retainer of $10,000 to the chairman of the Audit Committee and an annual retainer of $8,000 to the chairmen of the Compensation Committee and Nominating and Corporate Governance Committee. We pay our nonemployee directors $1,000 for each Board meeting attended, $1,000 for each committee meeting attended (if the meeting is on a day other than the date of a Board meeting) and a fee of $125 per hour, up to a maximum of $1,000 per day, for any other services directly related to activities of the Board or a committee of the Board. Nonemployee directors may elect to participate in our medical plans without payment of any monthly premium. All directors are provided a group personal excess liability insurance policy and are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.
     In 2005, nonemployee directors participated in our shareholder-approved 2002 Incentive Plan. Under this plan in 2005, each nonemployee director was automatically granted an option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on the date the option was granted. These options became fully exercisable six months following the date of grant. No further awards can be made under the 2002 Incentive Plan.
     Under our shareholder-approved 2005 Incentive Plan, there is no automatic grant to nonemployee directors of options to purchase shares of Common Stock. Under this plan, the Board may grant nonemployee directors the same types of awards for which our employees are eligible. There were no awards made to nonemployee directors under this plan in 2005.
     Under rules adopted by the New York Stock Exchange, our Board of Directors must have a majority of independent directors. A director qualifies as independent only if the Board affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considered relationships and transactions between each director, his family members and any business, charity or other entity in which the director has an interest, on the one hand, and us and our senior management, on the other hand. As a result of this review, the Board affirmatively determined that all our directors are independent, except for Messrs. Huff and Collins, both of whom are members of our senior management.
     We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of these committees is independent in accordance with the requirements of the New York Stock Exchange. Our Board has also determined that each member of the Audit Committee meets the independence requirements for service on an audit committee that the SEC has established.
     The Audit Committee, which is comprised of Messrs. Hooker (Chairman), Hughes and Pappas, held 12 meetings during 2005. The Board of Directors determined that Mr. Hooker is an audit committee financial expert as defined in the applicable rules of the SEC. For information relating to Mr. Hooker’s background, see his biographical information under “Election of Directors.” The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:
•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.
     Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to shareholder ratification, appointing our independent auditors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditor’s work.
     In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors the annual report of management regarding our internal control over financial reporting and the independent auditors’ attestation of that report; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; and reviews the general scope of our accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter. A copy of the Audit Committee charter is available on the Corporate Governance page of our Web site (www.oceaneering.com). The report of the Audit Committee is included in this Proxy Statement at page 10.
     The Compensation Committee, which is comprised of Messrs. Pappas (Chairman) and DesRoche, held five meetings during 2005. The Compensation Committee is appointed by our Board of Directors to:
•	assist the Board in discharging its responsibilities relating to compensation of our executives and other key employees, including our Chief Executive Officer; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.
     Specific duties and responsibilities of the Compensation Committee include: general oversight of our executive compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans and supplemental executive retirement plan; approving employment agreements for key executives; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its performance and its charter. A copy of the Compensation Committee charter is available on the Corporate Governance page of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of the charter from us. The report of the Compensation Committee is included in this Proxy Statement beginning on page 17.

     The Nominating and Corporate Governance Committee, which is comprised of Messrs. Hughes (Chairman), DesRoche and Hooker, held three meetings during 2005. The Nominating and Corporate Governance Committee is appointed by our Board of Directors to:
•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.
     The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available on the Corporate Governance page of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a written copy of each of these documents from us.
     The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.
     The Nominating and Corporate Governance Committee also considers nominees recommended by shareholders in accordance with our bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration will also be given to the Board’s having an appropriate mix of backgrounds and skills. A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our bylaws, as well as applicable securities laws and regulations of the New York Stock Exchange. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Committee or by a shareholder, and will evaluate each of them on the same basis.
     As to each person a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must:
•	include the name, age, business address and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

     The nomination notice must also include, as to that shareholder and the beneficial owner, if any, of Common Stock on whose behalf the nomination or nominations are being made:
•	the name and address of that shareholder, as they appear on our stock records and the name and address of that beneficial owner;

•	the number of shares of Common Stock which that shareholder and that beneficial owner own beneficially or of record;

•	a description of all arrangements and understandings between that shareholder or that beneficial owner and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•	a representation as to whether that shareholder or that beneficial owner, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends, (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (2) otherwise to solicit proxies in support of the nomination; and

•	any other information relating to that shareholder and that beneficial owner that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations.
     To be timely for consideration at our 2007 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3011, addressed to our Corporate Secretary, no earlier than November 13, 2006 and no later than the close of business on January 12, 2007.
Code of Ethics
     Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller and is available on the Corporate Governance page of our Web site (www.oceaneering.com). Any shareholder who so requests may obtain a printed copy of the code of ethics from us. Any change in or waiver of this code of ethics will be disclosed on our Web site.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2005.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of Oceaneering International, Inc.’s Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met 12 times during the year ended December 31, 2005. The Committee reviewed with management and Ernst & Young LLP, Oceaneering’s independent auditors, the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, prior to their being filed with the Securities and Exchange Commission. In addition, the Committee reviewed all of Oceaneering’s earnings releases in 2005 with management and Ernst & Young prior to the public release of those earnings releases.
     The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2005. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended. The Committee also reviewed and discussed with management and Ernst & Young management’s report and Ernst & Young’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
     Ernst & Young provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and the Committee discussed with the independent auditors their independence. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
     Based on the Committee’s discussion with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2005 be included in the Form 10-K for the year ended December 31, 2005 filed with the SEC.
Audit Committee
David S. Hooker, Chairman
D. Michael Hughes
Harris J. Pappas

EXECUTIVE COMPENSATION
     The following table sets forth compensation information for the years ended December 31, 2005, 2004 and 2003, with respect to our Chief Executive Officer and our four other most highly compensated executive officers who served as such during the year ended December 31, 2005.
Summary Compensation Table

				Long-Term Compensation
		Annual Compensation (1)		Awards		Payouts
					Securities	LTIP	All Other
				Restricted	Underlying	Payouts	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2)	Options (#)	($)(3)	($)(4)
John R. Huff	2005	700,000	1,000,000	0	0	2,605,161	420,000
Chairman and	2004	650,000	500,000	0	12,500	2,477,978	390,000
Chief Executive Officer	2003	577,500	0	0	50,000	1,840,480	346,500

T. Jay Collins	2005	330,000	475,000	0	0	1,524,972	165,000
President and	2004	310,000	250,000	0	7,500	1,307,065	155,000
Chief Operating Officer	2003	292,500	0	0	30,000	879,308	146,250

Marvin J. Migura	2005	255,000	290,000	0	0	737,070	102,000
Senior Vice President and	2004	238,330	230,000	0	5,000	642,640	95,330
Chief Financial Officer	2003	225,000	0	0	20,000	439,654	90,000

M. Kevin McEvoy	2005	260,000	315,000	0	0	762,486	104,000
Senior Vice President	2004	243,330	220,000	0	5,000	653,533	97,330
	2003	227,500	0	0	20,000	449,961	91,000

George R. Haubenreich, Jr.	2005	250,000	290,000	0	0	737,070	100,000
Senior Vice President, General	2004	233,330	200,000	0	5,000	642,640	93,330
Counsel and Secretary	2003	220,000	0	0	20,000	439,654	88,000

(1)	Includes salary earned in a fiscal period, whether or not deferred. Excludes the value of perquisites and other personal benefits for each of the named executive officers because the aggregate amounts thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

(2)	No restricted stock or stock unit awards were made in 2005, 2004 or 2003. The following table sets forth, as of December 31, 2005, the total number and value (based on the closing market price of our Common Stock on December 31, 2005 of $49.78 per share) of the long-term incentive restricted stock and stock unit holdings that have not vested under restricted stock and stock unit awards granted in 2002 and earlier, as well as the scheduled vesting of these shares and units as of December 31 of the years indicated:

							Value of
						Total	Unvested
						Number of	Shares/Units at
	2006	2007	2008	2009	2010	Shares/Units	December 31, 2005 ($)
Mr. Huff	36,500	24,000	24,000	16,000	8,000	108,500	5,401,130
Mr. Collins	24,000	18,000	18,000	12,000	6,000	78,000	3,922,664
Mr. Migura	11,400	8,400	8,400	5,600	2,800	36,600	1,821,948
Mr. McEvoy	12,000	9,000	9,000	6,000	3,000	39,000	1,941,420
Mr. Haubenreich	11,400	8,400	8,400	5,600	2,800	36,600	1,821,948

No shares are issued or outstanding and no dividends (if declared) would be paid with respect to the stock units granted in 2002, until a vesting of a restricted stock unit occurs, at which time we will issue a share of Common Stock for each stock unit that is vested. The shares of restricted stock granted prior to 2002 are issued and outstanding and dividends, if any, are earned on the restricted shares. The value of such stock for which restrictions were lifted and the related tax-assistance payments in 2005, 2004 and 2003 are included in the LTIP payout columns in the Summary Compensation Table above.

(3)	Amounts represent the aggregate value of long-term incentive restricted stock for which restrictions were lifted and the related tax-assistance payments.

(4)	Amounts represent accruals made for each executive under a nonqualified supplemental executive retirement plan, which are subject to vesting over a three-year period.
The following table provides information concerning each stock option exercised during the year ended December 31, 2005 by each of the named executive officers and the value of unexercised options held by those officers at December 31, 2005.
Aggregated Option Exercises in the Last Fiscal Year
and FY-End Option Values

			Number of Securities		Value of Unexercised
	Shares	Value	Underlying Unexercised Options		In-the-Money Options at
	Acquired on	Realized	at December 31, 2005		December 31, 2005 ($)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Huff	150,600	3,242,869	12,500	12,500	157,562	337,188
T. Jay Collins	15,000	399,825	7,500	7,500	94,537	202,313
Marvin J. Migura	35,000	691,325	5,000	5,000	63,025	134,875
M. Kevin McEvoy	45,000	838,780	15,000	5,000	322,325	134,875
George R. Haubenreich, Jr.	35,000	680,325	5,000	5,000	63,025	134,875

There were no grants of stock options made to the named executive officers during the year ended December 31, 2005.

Executive Employment Agreement and Change of Control Agreements
     In November 2001, Oceaneering entered into a Service Agreement (the “Service Agreement”) with Mr. Huff, which replaced his prior employment agreement. As did the prior employment agreement, the Service Agreement provides medical coverage on an after-tax basis to Mr. Huff, his spouse and children during his employment with Oceaneering and thereafter for their lives. The Service Agreement provides for a specific employment period through August 15, 2006, followed by a specific service period ending no later than August 15, 2011, during which time Mr. Huff, acting as an independent contractor, will serve as nonexecutive Chairman of our Board of Directors if the Board requests that he serve in such capacity.
     During the employment period under the Service Agreement, Mr. Huff’s compensation consists of an annual base salary, contributions by Oceaneering into its supplemental executive retirement plan, an annual bonus and an aggregate long-term incentive opportunity no less than that existing at the commencement of the Service Agreement, as may be subsequently increased, and certain perquisites and administrative assistance. If his employment is terminated during his employment period by Oceaneering for cause or by him for other than good reason, as defined below, no salary or benefits not previously vested will be payable to him under the Service Agreement. If Mr. Huff’s employment is terminated by Oceaneering for reasons other than cause, by Mr. Huff for good reason or by reason of Mr. Huff’s death or disability:
•	Mr. Huff (or his estate) will be entitled to receive a termination package consisting of: (1) an amount equaling his highest rate of annual base salary during his employment with Oceaneering multiplied by the sum of ten and the number of years then remaining in the unexpired portion of his employment period; (2) an amount equal to the value of the maximum award he would have been eligible to receive under the then-current fiscal year bonus plan; and (3) an amount equal to the maximum percentage of his annual base salary contributed by Oceaneering for him in its Supplemental Executive Retirement Plan for the then-current year multiplied by his highest annual rate of base salary;

•	all of Mr. Huff’s then outstanding stock options will immediately vest and become exercisable or he (or his estate) may elect to be paid an amount equal to the spread between the exercise price and the higher market value for the shares of Common Stock underlying those options;

•	Mr. Huff’s benefits under all compensation plans, including restricted stock and stock unit agreements, will become payable to him as if all contingencies for payment and maximum level of performance have been met;

•	Mr. Huff will receive benefits under all other plans he participates in for three years; and

•	Mr. Huff will be entitled to receive certain perquisites and administrative assistance for ten years from the date of any such termination.
     As defined in the Service Agreement, good reason for Mr. Huff to terminate includes: any adverse change in status, title, duties or responsibilities; any reduction in annual base salary, supplemental executive retirement plan contribution level by Oceaneering, annual bonus opportunity or aggregate long-term compensation, all as subsequently may be increased; any relocation; the failure of a successor to assume the Service Agreement; any prohibition by Oceaneering against Mr. Huff’s engaging in outside activities permitted by the Service Agreement; any purported termination by Oceaneering that does not comply with the terms of the Service Agreement; and default by Oceaneering in the performance of its obligations under the Service Agreement.

     Following the completion of Mr. Huff’s employment period, Oceaneering may request that he serve as nonexecutive Chairman of the Board during the service period, and if he refuses to serve and Oceaneering is fulfilling its obligations under the Service Agreement, no salary or benefits not previously vested as of the time of his refusal will be payable to him under the Service Agreement. If Mr. Huff is not requested to serve as nonexecutive Chairman of the Board or his service as nonexecutive Chairman of the Board terminates for any reason other than his refusal to serve, including by reason of his death or disability, or the failure of Oceaneering to fulfill its obligations under the Service Agreement, he will be entitled to receive the termination package described above, except that an amount equal to the highest annual rate of base salary earned during the employment period would be paid to him over ten years (rather than in a lump sum); provided that, in the event of his subsequent death or a subsequent change of control, as defined below, the aggregate amount of all such payments would be accelerated and immediately payable. During Mr. Huff’s service as nonexecutive Chairman of the Board, if any, his annual rate of compensation would be equal to 50% of his highest annual base salary during the employment period. In addition, throughout the service period, Mr. Huff would continue to receive certain perquisites and administrative assistance, and he would continue to participate in plans he participated in as of August 15, 2006; however, he would not be eligible for subsequent grants or contributions made under any such plan after that date.
     In November 2001, Oceaneering entered into Change of Control Agreements (each, a “Change of Control Agreement”) with Mr. Huff and other executives, including each of the executive officers listed in the Summary Compensation Table, replacing each of their respective prior senior executive severance agreements and, in the case of Mr. Huff, also replacing his prior supplemental senior executive severance agreement. These Change of Control Agreements entitle the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the executive’s employment by Oceaneering without cause or by the executive for good reason (defined using substantially the same definition as in Mr. Huff’s Service Agreement) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change in control (the “Effective Date”) and ending two years following the Effective Date. While Mr. Huff is nonexecutive Chairman of the Board, a termination of his service for any reason other than his refusal to serve as nonexecutive Chairman of the Board could also entitle Mr. Huff to a severance package. For purposes of the Change of Control Agreements and the Service Agreement, a change of control is defined as occurring if:
•	any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Oceaneering representing 20% or more of the combined voting power of Oceaneering’s outstanding voting securities, other than through the purchase of voting securities directly from a private placement by Oceaneering;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•	Oceaneering is merged or consolidated with another corporation or entity, and Oceaneering’s shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	a tender offer or exchange offer is made and consummated by a person other than Oceaneering for the ownership of 20% or more of Oceaneering’s voting securities; or

•	there has been a disposition of all or substantially all of Oceaneering’s assets.

     The severance package provided for in each such executive’s Change of Control Agreement consists of an amount equal to three times the sum of:
•	the executive’s highest annual rate of base salary during the then-current year or any of the three years preceding termination;

•	an amount equal to the maximum award the executive is eligible to receive under the then-current fiscal year bonus plan; and

•	an amount equal to the maximum percentage of the executive’s annual base salary contributed by Oceaneering for him in the Supplemental Executive Retirement Plan for the then-current year multiplied by the executive’s highest annual rate of base salary.
     A minimum aggregate amount payable for these items is stated in each such executive’s agreement, which amount was calculated using the year-end December 31, 2001 amounts for each component. This calculated minimum amount for Mr. Huff is applicable for any termination occurring during his service as nonexecutive Chairman of the Board.
     The severance package also would provide that, for each applicable individual:
•	all outstanding stock options immediately vest and become exercisable or the individual may elect to be paid an amount equal to the spread between the exercise price and the higher market value for the shares of Common Stock underlying those options;

•	the benefits under all compensation plans, including restricted stock agreements and restricted stock unit agreements, will be paid as if all contingencies for payment and maximum levels of performance have been met; and

•	the applicable individual will receive benefits under all other plans he then participates in for three years.
     Any payment of the Change of Control severance package to Mr. Huff would not reduce any benefits or compensation due Mr. Huff under the Service Agreement; provided, however, that the above-mentioned benefits regarding stock options, benefits under compensation plans and other benefits payable for three years are not provided under the Change of Control Agreement to Mr. Huff to the extent they are duplicative of benefits provided to him under his Service Agreement.
     The Change of Control Agreements and Mr. Huff’s Service Agreement provide that if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then Oceaneering will pay the individual an additional amount to make the individual whole with respect to that tax liability.
Long-Term Incentive Plans and Retirement Plans
     Under our 2005 Incentive Plan, stock options, stock appreciation rights, stock awards, performance awards and cash awards may be granted to our employees and nonemployee directors. The Compensation Committee administers the plan, but the Board of Directors makes all determinations regarding awards with respect to our nonemployee directors. In light of the new accounting principles established by Financial Accounting Standards Board’s Statement of Financial Accounting Standards No.123 (Revised 2004), Share-Based Payment, which we adopted effective as of January 1, 2006, the Compensation Committee has expressed its intention to refrain from using stock options as a component of employee compensation for our executive officers and other employees for the foreseeable future. The Board has similarly expressed its intention to refrain from using stock options as a component of nonemployee director compensation for the foreseeable future.

     We also maintain a 401(k) Plan and a Supplemental Executive Retirement Plan. All employees of Oceaneering and its United States subsidiaries who meet the eligibility requirements may participate in our 401(k) Plan. Certain key management employees and executives of Oceaneering and its subsidiaries, as approved by the Compensation Committee, are eligible to participate in our Supplemental Executive Retirement Plan.
     Under our 401(k) Plan, and subject to limitations provided for in the plan, each participant directs us to defer between 1% and 80% of the participant’s base pay and contribute the deferred compensation to the 401(k) Plan, with such contributions being invested in shares of Common Stock, mutual funds and guaranteed investments. A participant’s deferred compensation contributed to the plan is fully vested. Our contributions to this plan become vested to the participant in percentage increments over a six-year period, commencing with the participant’s date of employment, provided that the participant remains employed by us. We are currently making cash contributions in an amount equal to 100% of the deferred compensation of each participant, up to the first 6% of the participant’s base pay deferred. During the year ended December 31, 2005, none of the executive officers listed in the Summary Compensation Table made contributions to the 401(k) Plan.
     As of each July 1, the Compensation Committee may establish an amount to be accrued subject to vesting under our Supplemental Executive Retirement Plan for the following 12-month period (each, a “Plan Year”) as it determines in its discretion, and the amounts accrued may be different for each participant. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to the Supplemental Executive Retirement Plan, which amounts are vested. We do not maintain a separate fund for our Supplemental Executive Retirement Plan. Amounts accrued under our Supplemental Executive Retirement Plan are adjusted for earnings and losses as if they were invested in one or more investment vehicles selected by the participant from those designated as alternatives by the Compensation Committee. The account balances that are subject to vesting vest in one-third increments on the close of the first, second and third years of continuous employment, beginning with and including July 1 of the Plan Year with respect to which they are accrued. These account balances vest in any event upon the first to occur of ten years of continuous employment after becoming a participant, the date that the sum of the participants’ attained ages and years of participation equals 65, termination of employment by reason of death or disability or within two years of a change of control, or termination of the plan. A participant’s interest in the plan is generally distributable upon termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     Oceaneering’s executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”). Each member of the Committee is an independent director, in accordance with the applicable rules of the New York Stock Exchange. The Committee is dedicated to maintaining a strong, positive link between the development and attainment of strategic goals that enhance shareholder value and the compensation and benefit programs needed to achieve those goals.
Overall Executive Compensation Policy
     Oceaneering’s policy is designed to facilitate its mission of increasing the net wealth of its shareholders by:
•	attracting, rewarding and retaining highly qualified and productive individuals;

•	setting compensation levels that are externally competitive and internally equitable;

•	interrelating annual executive compensation with the results of individual performance, the individual’s profit center performance and overall Oceaneering performance; and

•	motivating executives and key employees toward achieving long-term strategic results by aligning employee and shareholder interests through the increased value of Oceaneering’s Common Stock and achievement of specific financial goals and performance measures.
     There are three major components of Oceaneering’s executive compensation program: base salary; annual cash bonus awards; and long-term incentive awards. The Committee considers all elements of compensation when determining individual components. In 2005, the Committee reviewed all these elements of compensation for executive officers with an outside compensation consultant selected and engaged by the Committee. In 2005 and early 2006, the Committee consulted with the same outside compensation consultant to assist in the development of a long-term incentive program. In February 2006, the Committee approved a long-term incentive award program for executive officers and other key employees of Oceaneering. The Committee determined this long-term incentive award program and the total compensation for Oceaneering’s executive officers in the aggregate were reasonable and not excessive.
Base Salary
     The Committee believes a competitive salary is essential to support management development and career orientation of executives. The Committee reviews annually the salary of Oceaneering’s executive officers. In determining appropriate salary levels, the Committee considers level and scope of responsibility and accountability, experience, individual performance contributions, internal equity and market comparisons. The Committee does not assign specific weightings to these criteria. However, the Committee manages base salaries for the executive group in a manner that emphasizes incentive compensation.
Annual Cash Bonus Awards
     The Committee administers an annual cash bonus program under Oceaneering’s Incentive Plan to (1) reward executive officers based on achievement of specific financial goals for Oceaneering determined for the year and (2) reward other key employees of Oceaneering based on individual performance and the achievement of specific financial and operational goals determined for the year. For executive officers, the award is related to Oceaneering’s net income for the year compared to the planned amount recommended by Oceaneering’s management and approved by the Committee. For other key employees, the award interrelates individual performance, an individual’s profit center income for the year compared to the planned amount, and Oceaneering’s net income for the year compared to the planned amount. For 2005, the maximum annual bonus award eligibility established for executive officers under the annual cash bonus program was within a range of 40% to 125% of base salary. For 2005, the bonuses awarded to executive officers were comprised of the maximum amounts due under the 2005 Annual Cash Bonus Program and additional amounts not required under any plan or agreement for outstanding contributions to the performance of Oceaneering.

Long-Term Incentive Awards
     Long-term incentive awards under Oceaneering’s Incentive Plan are designed to create a mutuality of interest between executive officers (and other key employees) and shareholders through stock ownership and other incentive awards.
     To achieve these objectives, in February 2006, the Committee granted long-term incentive awards consisting of restricted stock units and performance units to executive officers and other key employees of Oceaneering. There were no similar grants in 2003, 2004 or 2005.
     The restricted stock units awarded in 2006 are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting on an employee’s attainment of retirement age or the termination or constructive termination of an employee’s employment in connection with a change of control or due to death or disability. Each restricted stock unit represents the equivalent of one share of Oceaneering Common Stock. Settlement of the restricted stock units will be made in shares of Oceaneering Common Stock.
     The performance units awarded in 2006 are scheduled to vest in full on the third anniversary of the award date subject to earlier vesting on an employee’s attainment of retirement age or the termination or constructive termination of an employee’s employment in connection with a change of control or due to death or disability. The performance units awarded represent units with an initial notional value of $100 and are not equivalent to shares of Oceaneering Common Stock. The Committee has approved specific financial goals and performance measures based on cumulative cash flow from operations and a comparison of return on invested capital and cost of capital for the three-year period January 1, 2006 through December 31, 2008 to be used as the basis for the final value of the performance units. The final value of each performance unit may range from $0 to $125. Upon settlement, the value of the performance units will be payable in cash.
     In light of the new accounting principles established by the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No.123 (Revised 2004), Share-Based Payment, which Oceaneering adopted effective as of January 1, 2006, the Committee intends to refrain from using stock options as a component of employee compensation for Oceaneering’s executive officers and other employees for the foreseeable future.
Compensation of Chief Executive Officer
     John R. Huff has been Chief Executive Officer of Oceaneering since August 1986 and Chairman of the Board since 1990. His compensation package has been designed to encourage the enhancement of shareholder value. Mr. Huff’s compensation for 2005 included the same components and methodology of salary and variable compensation as applies to other executive officers, with regard to his high level of accountability. A substantial portion of his compensation is in the form of performance bonuses and long-term incentive awards. During 2005, Mr. Huff’s base annual salary was increased by $100,000 to $800,000. He also received total cash bonus awards of $1,000,000 for 2005 comprised of $875,000, the maximum amount due under the 2005 Annual Cash Bonus Program and an additional amount of $125,000 for outstanding contributions to the performance of Oceaneering. In February 2006, he was granted a Long-Term Incentive Award consisting of 14,000 restricted stock units and 14,000 performance units. Mr. Huff’s compensation reflects the Committee’s assessment of Oceaneering’s financial performance compared to other oilfield service companies during the relevant periods, including with respect to his total cash bonus awards for 2005, Oceaneering’s record earnings in 2004 and 2005, Mr. Huff’s leadership and significant personal contribution to Oceaneering’s business and compensation data of competitive companies.

Compliance With Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Oceaneering had no nondeductible compensation expense for 2005. The Committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with Oceaneering’s compensation objectives.
Compliance With Internal Revenue Code Section 409A
     Section 409A of the Internal Revenue Code, which was enacted in 2004 and generally effective in 2005, can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide or might be considered to provide nonqualified deferred compensation. The Committee believes that changes to some of these arrangements will be appropriate, so that Oceaneering’s employees will not be subject to the additional Section 409A taxes. The Committee has already adjusted some of Oceaneering’s compensation arrangements to comply with Section 409A and anticipates that it will take further action in 2006, in accordance with guidance recently issued by the Internal Revenue Service, to amend arrangements to comply with Section 409A. These adjustments may include changing the timing and form of payments to be made under nonqualified deferred compensation arrangements. The arrangements that are likely to be changed include outstanding restricted stock, restricted stock unit and performance unit awards, the Supplemental Executive Retirement Plan, Change of Control Agreements and Mr. Huff’s Service Agreement.
Compensation Committee
Harris J. Pappas, Chairman
Jerold J. DesRoche

Performance Graph
     The following graph compares our total shareholder return to the Standard & Poor’s 500 Stock Index (“S&P 500”), the weighted average return generated by a peer group from December 31, 2000 through December 31, 2005. The peer group companies for this performance graph are Global Industries, Ltd., Halliburton Company, McDermott International, Inc., Helix Energy Solutions Group, Inc. (formerly known as Cal Dive International, Inc.), Bristow Group Inc. (formerly known as Offshore Logistics, Inc.), Stolt Offshore S.A. and Tidewater, Inc.
     It is assumed in the graph that: (1) $100 was invested in Oceaneering Common Stock, the S&P 500 and the Peer Group on December 31, 2000; (2) the peer group investment is weighted based on the market capitalization of each individual company within the peer group at the beginning of each period; and (3) any dividends are reinvested. We have not declared any dividends during the period covered by the graph. The shareholder return shown is not necessarily indicative of future performance.
Comparison of Cumulative Shareholder Return
for Oceaneering, S&P 500 and a Selected Peer Group

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Oceaneering	100.00	113.80	127.28	144.05	192.00	256.10
S&P 500	100.00	88.11	68.64	88.33	97.94	102.75
Peer Group	100.00	48.82	55.85	74.93	113.66	181.87

Certain Relationships and Related Transactions
     Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2005, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $60,000.
     No director or executive officer of Oceaneering who has served in such capacity since January 1, 2005 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2006 Annual Meeting of Shareholders, other than as described in this Proxy Statement.
PROPOSAL 2
Ratification of Appointment of Independent Auditors
     Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2006. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
     In accordance with our bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2006 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be included in the tabulation of votes cast on this proposal.
     The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2006, unless a contrary choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.
Fees Incurred by Oceaneering for Ernst & Young LLP
     The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2005 and 2004.

	2005	2004
Audit Fees (1)	$1,587,000	$961,000
Audit-Related Fees (2)	136,000	348,000
Tax Fees (3)	33,000	60,000
All Other Fees (4)	4,000	6,000

Total	$1,760,000	$1,375,000

(1)	Audit Fees represent fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-Related Fees consisted of accounting, consultations, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service.

     The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2005 was compatible with maintaining that firm’s independence from us.
     The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
     None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.
     The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS
     Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2007 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3011, so that such notice is received no later than November 24, 2006. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.
     In addition, any shareholder who intends to submit a proposal for consideration at our 2007 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our bylaws, such notice must:
•	be received at our executive offices no earlier than November 13, 2006 and no later than close of business on January 12, 2007; and

•	satisfy requirements that our bylaws specify.
     A copy of the pertinent bylaw provisions can be obtained from our Corporate Secretary on written request.
     We received no shareholder proposals and no shareholder director nominations for the 2006 Annual Meeting of Shareholders.

TRANSACTION OF OTHER BUSINESS
     Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.
     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2006 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage-paid return envelope, or vote by telephone or over the Internet by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.
     WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2005. WRITTEN REQUESTS SHOULD BE MAILED TO GEORGE R. HAUBENREICH, JR., CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., P. O. BOX 40494, HOUSTON, TEXAS 77240-0494.

By Order of the Board of Directors,

George R. Haubenreich, Jr.
Senior Vice President, General Counsel
and Secretary
March 24, 2005

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
This Proxy, when properly executed, will be voted as directed. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.
Management recommends that you vote FOR authority on Proposals 1 and 2.
A Election of Directors
Nominees:

	For	Withhold
01 - Jerold J. DesRoche	☐	☐

	For	Withhold
02 - John R. Huff	☐	☐
B Other Matters

2. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2006.	For ☐	Against ☐	Abstain ☐
Please mark this box with an X if your address has changed and print the new address below. ☐
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjoumment thereof, including procedural and other matters relating to the conduct of the meeting.

The undersigned hereby revokes all previous proxies relating to the shares of common stock covered hereby and confirms all that said proxies may do by virtue hereof.
C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Oceaneering International, Inc.

This Proxy Is Solicited on Behalf of the Board of Directors
T. Jay Collins and George R. Haubenreich, Jr., with full power of substitution and resubstitution, are hereby appointed proxies to vote all the shares of common stock of the undersigned in Oceaneering International, Inc., held of record by the undersigned on March 20, 2006, at the Annual Meeting of Shareholders to be held on May 12, 2006 in the Atrium of Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041-3011, and at any adjournment or postponement thereof.
The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2005 and the Notice of 2006 Annual Meeting of Shareholders and related Proxy Statement.
You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet as described below before the Annual Meeting.
Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, read the proxy statement and voting instruction form. Follow the steps listed. Your vote will be immediately confirmed and posted. Thank you for voting!
Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet

•	Call toll free 1-800-652-VOTE (8683) in the United	•	Go to the following web site:
	States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.		WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:00 a.m. on May 11, 2006, the day prior to the Annual Meeting.